UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2016

Excel Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	333-173702	27-3955524
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6363 North State Highway 161 Suite 310 Irving TX	75038
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 476-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 29, 2016, Excel Corporation (“Excel” or the “Company”) issued a promissory note (the "Note") to SME Funding LLC (“SME”) an Oregon limited liability company, in the principal amount of $500,000. This note was issued in connection with a $500,000 cash advance made by SME to Excel in connection with the acquisition by the Company of certain assets of Calpian, Inc.

The Note matures on December 1, 2016 (the "Maturity Date") and accrues interest at a rate per annum of 12% payable monthly.

Under an agreement dated January 29, 2016, between Excel and SME (the “Agreement”), Excel’s obligations under the Note are secured by a pledge of certain residual portfolio assets of the Company, as set forth in the Note. The Note may be prepaid without penalty at the Company’s discretion. SME is wholly owned by Steven Lemma who is the Chief Executive Officer of Payprotec Oregon LLC, a wholly owned subsidiary of the Company.

The Note contains customary events of default, including, but not limited to, non-payment of principal or other amounts under the Notes, breach of covenants, certain voluntary and involuntary bankruptcy events. If any event of default occurs and is continuing, SME may, upon notice to the Company, declare all amounts owed to be due (except for a bankruptcy event of default), in which case such amounts will automatically become due and payable.

The foregoing descriptions of the Note and the Agreement are not complete and are qualified in their entirety by reference to the full text of the Note and the Agreement, copies of which are filed as Exhibits 4.1 and 10.1 hereto and incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by this reference.

Item 9.01. Exhibits

Exhibit No.

4.1	Promissory Note, dated January 29, 2016, issued by Excel Corporation

10.1	Agreement, dated January 29, 2016 between Excel Corporation and SME Funding LLC

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXCEL CORPORATION

/s/ Robert L. Winspear
Robert L. Winspear
Chief Financial Officer

Date:  February 4, 2016

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EXHIBIT INDEX

Exhibit No.

4.1	Promissory Note, dated January 29, 2016, issued by Excel Corporation

10.1	Agreement, dated January 29, 2016 between Excel Corporation and SME Funding LLC

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